Consent of Independent Registered Public Accounting Firm

Greenlight Capital Re, Ltd.
Grand Cayman, Cayman Islands

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2007, relating to the consolidated financial statements and schedules of Greenlight Capital Re, Ltd. as of December 31, 2006 and 2005 and for the period from July 13, 2004 (date of incorporation) through December 31, 2004, which appears in the Company’s Anuual Report on form S-1 for the year ended December 31, 2006.

BDO Seidman, LLP
Grand Rapids, Michigan

July 2, 2007